Exhibit 99.1

Sustainable Projects Group Announces the Appointment of Kristian Jensen to its Board of Directors

Naples, Florida, May 11, 2023 – Sustainable Projects Group Inc. (OTC US: SPGX) (Sustainable Projects Group or the “Company”), a green technology mining company focused on sustainable lithium projects in the United States, today announced the appointment of Mr. Kristian Jensen to its board of directors.

Mr. Jensen is currently Chief Executive Officer of Green Power Denmark. Mr. Jensen served as Member of the Danish Parliament from 1998 to 2021. During his time in the Danish Parliament, he served as Minister for Taxation from 2004 to 2010, Minister for Foreign Affairs from 2015 to 2016 and Minister for Finance from 2016 to 2019. Mr. Jensen also served on the boards of Movinn and Danoffice IT from 2021 to 2022.

“We are very pleased to welcome Mr. Jensen to our Board,” said Sune Mathiesen, Chairman of the Board. “Mr. Jensen joins our Board at an important time, as we begin our transition from developer to manufacturer. We believe that Mr. Jensen brings valuable experience within the green energy transition to our board. Mr. Jensen´s experience coupled with his political background is a strong addition to the Company´s existing skill set.”

“I´m excited to join Sustainable Projects Group”, said Kristian Jensen. “One of the big challenges in the battery industry is the environmental footprint from lithium mining. Sustainable Projects Group´s technology greatly reduces water consumption and CO2 emissions and I look forward to being part of a company that makes the electrification of transportation even more sustainable.”

About Sustainable Projects Group Inc.

Sustainable Projects Group Inc. is a pure-play lithium company focused on supplying high performance lithium compounds to the fast-growing electric vehicle and broader battery markets. The Company´s subsidiary, Lithium Harvest has developed a proprietary technology to extract lithium from oilfield wastewater, which enables it to manufacture lithium compounds quickly, at an attractive cost, and with a significantly reduced environmental footprint.

The Company plans to begin construction of its first lithium carbonate manufacturing facility in 2023, which will be capable of manufacturing up to 1,000 metric tons lithium carbonate equivalent (“LCE”) and plans to begin manufacturing of battery-grade lithium compounds at such facility in the first half of 2024.